UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  November 2, 2009

CBL & ASSOCIATES PROPERTIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-12494	62-1545718
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2030 Hamilton Place Blvd., Suite 500, Chattanooga, TN 37421-6000
(Address of principal executive office, including zip code)

423.855.0001
(Registrant’s telephone number, including area code)

N/A
(Former name, former address and former fiscal year, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note: On November 5, 2009, CBL & Associates Properties, Inc. filed a Form 8-K related to the extension and modification of its $560.0 million credit facility. The disclosures in Items 1.01 and 2.03 of that Form 8-K inadvertently stated that borrowings under the facility would bear interest based on the  London Interbank Offered Rate plus a spread, with the London Interbank Offered Rate subject to a minimum of 1.50% for periods commencing on or after January 1, 2010. However, the minimum London Interbank Offered Rate of 1.50% was effective upon the closing of the credit facility. The following presents the complete text of Items 1.01 and 2.03 as amended.

Item 1.01     Entry into a Material Definitive Agreement

The information set forth under Item 2.03, “Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant” is incorporated herein by reference.

Item 2.03     Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

On November 2, 2009, CBL & Associates Properties, Inc. (the “Company”) announced that its operating partnership, CBL & Associates Limited Partnership (the “Operating Partnership”), extended and modified its $560.0 million credit facility, of which Wells Fargo Bank NA serves as administrative agent for the lender group, maintaining 100% lending capacity.  The facility’s maturity date was previously August 27, 2011 (assuming exercise of the remaining one-year extension option).  The facility’s current maturity date is August 27, 2011, with an option to extend the maturity date to April 28, 2014 (subject to continued compliance with the terms of the facility).  The modification requires that this previously unsecured line of credit will be converted to a fully secured facility over the new term.  The conversion includes drawing available amounts under the facility to retire property-specific mortgage loans as they mature.  The unencumbered properties will then be used as collateral to secure the credit facility.

The interest rate on the facility was modified to bear interest at an annual rate equal to the one-month, three-month, or six-month London Interbank Offered Rate (“LIBOR”) (at the Operating Partnership’s option) with LIBOR subject to a minimum of 1.50% plus a spread that increases over the facility’s term, commencing with a spread of 75 to 120 basis points (depending upon the Operating Partnership’s leverage ratio) through August 27, 2010, a spread of 145 to 190 basis points through August 27, 2011 and increasing thereafter to 325 to 425 basis points until maturity.

The Operating Partnership paid aggregate fees of approximately $6.7 million in connection with the extension and modification of the credit facility and is required to pay an annual fee of 35 basis points, to be paid quarterly, based upon any unused commitment.  The Operating Partnership must pay a one-time extension fee of 1.067% of the total credit facility commitment should it exercise its option to extend the maturity date to April 28, 2014.

The agreement to the credit facility contains, among other restrictions, certain financial covenants including the maintenance of certain financial coverage ratios and minimum net worth requirements. The agreement to the credit facility contains default provisions customary for transactions of this nature (with applicable customary grace periods), and also contains cross-default provisions in the event (i) there is a default in the payment of any indebtedness owed by the Operating Partnership to any institution which is a part of the lender group for the credit facility, or (ii) there is any other type of default with respect to any indebtedness owed by the Operating Partnership to any institution which is a part of the lender group for the credit facility and such lender accelerates the payment of the indebtedness owed to it as a result of such default.  The credit facility agreement provides that, upon the occurrence and continuation of an event of default, payment of all amounts outstanding under this credit facility and those facilities with which this agreement references cross-default provisions may be accelerated and the lenders’ commitments may be terminated.

The agreement to the credit facility and the Company’s press release regarding its execution were  attached as Exhibits to the original filing of this report.

SIGNATURE

                 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  CBL & ASSOCIATES PROPERTIES, INC.

/s/ John N. Foy
                                                                        John N. Foy
                                                   Vice Chairman, Chief Financial Officer
                      and Treasurer

Date: November 9, 2009